Yield10 Bioscience Announces First Quarter 2020 Financial Results
WOBURN, Mass. - May 14, 2020 - Yield10 Bioscience, Inc. (Nasdaq:YTEN), an agricultural bioscience company, today reported financial results for the three months ended March 31, 2020.

“In the first quarter, we prioritized focus on activities relating to our 2020 Field Testing program where we expect our major technical milestones for the year will be generated,” said Oliver Peoples, Ph.D., president and chief executive officer of Yield10 Bioscience. “Permitting for testing of our traits at sites in the United States and Canada was completed in April for the largest field testing program we have ever undertaken, a testament to the outstanding outcome our team achieved working closely with regulatory agencies and our field site contractors. We expect planting will take place in the second quarter.”

“In Camelina, we are progressing a technical and business plan to support a specialty products business. We are also making excellent progress in our corn development program where we executed a smooth transition between the contractor who deployed several of our novel traits in corn and the new contractor who will carry the program forward through initial field tests. This rapid transition may enable us to begin field tests on some of the lines in 2021 to evaluate performance of these seed yield traits."

“As 2020 progresses, we look forward to ongoing program developments and remain focused on advancing our traits to achieve additional development milestones, advancing our business plan for Camelina, continuing to build relationships with major agricultural companies, and further demonstrating the commercial pathways for our performance traits," said Dr. Peoples.

Recent Accomplishments in 2020

•	Appointed Sherri M. Brown, Ph.D., to the Board of Directors. Dr. Brown will also serve as the chair of the newly formed Science and Technology Committee of the Board.

•	Secured a positive response from USDA-APHIS on the regulatory status of our CRISPR genome-edited C3007 trait in Camelina, paving the way for U.S. field tests in 2020.

•
Secured all regulatory permits required for U.S. and Canadian sites, completed all seed scale up and other logistics activities to enable our field trials and announced plans for our 2020 Field Testing Program in Camelina and canola.

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Signed a contract with a third-party seed company to advance our early development program in corn. The next steps in the technical development of our traits in corn include creating hybrid lines, bulking up seed, and conducting field testing. The goal of this effort is to evaluate the impact of several of our novel traits on seed yield in corn.

COVID-19 impact on operations. The Company has implemented business continuity plans to address the COVID-19 pandemic and minimize disruptions on ongoing operations. To date, despite the pandemic, we have been able to move forward with planning and operational steps required to initiate our planned 2020 field trials in Canada and the United States. It is possible, however, that current and potential future closures of our research facilities, if they continue for an extended time period, could adversely impact our anticipated time frames for completing field trials and other work we have planned to accomplish during 2020.

FIRST QUARTER 2020 FINANCIAL OVERVIEW
Cash Position
Yield10 Bioscience is managed with an emphasis on cash flow and deploys its financial resources in a disciplined manner to achieve its key strategic objectives.
Net cash used by operating activities during the first quarter of 2020 was consistent at $2.3 million for both the first quarter of 2020 and 2019. Yield10 ended the first quarter of 2020 with $9.8 million in unrestricted cash, cash equivalents and short-term investments. The Company anticipates total net cash usage during 2020 in a range of approximately $9.0 million to $9.5 million.
The Company's present capital resources are expected to fund its planned operations into the second quarter of 2021. Yield10's ability to continue operations after its current cash resources are exhausted depends on its ability to obtain additional financing, including public or private equity financing, secured or unsecured debt financing, and receipt of additional government research grants, as well as licensing or other collaborative arrangements.

Operating Results
Research grant revenue for the three months ended March 31, 2020 was $0.2 million, compared to $0.1 million recorded during the first quarter of 2019. Research and development expenses were higher at $1.5 million for the first quarter of 2020 compared to $1.2 million during the first quarter of 2019. General and administrative expenses also reflected an increase from $1.2 million during the first quarter of 2019 to $1.4 million during the first quarter of 2020.
Yield10 reported a loss from operations of $2.7 million for the quarter ended March 31, 2020 as compared to a loss from operations of $2.3 million for the same quarter of 2019. The Company reported a total net loss after income tax expense of $3.6 million, or $2.12 per share for the three months ended March 31, 2020, in comparison to a total net loss after income taxes of $2.3 million, or $8.61 per share, for the first quarter of 2019. The increase in total net loss of $1.3 million during the most recent quarter is primarily the result of a non-cash charge of $1.0 million recorded within other income (expense) from the change in fair value of the Company's warrant liability and a non-cash operating charge to write-off $0.2 million in leasehold improvements associated with a lease modification to eliminate excess space and reduce operating expenses in the Company's Woburn, Massachusetts headquarters.
Reverse Stock Split
Yield10 completed a 1-for-40 reverse stock split of its common stock on January 15, 2020, in order to regain compliance with the Nasdaq Stock Market minimum bid price qualification of $1.00 per share as required by Nasdaq Listing Rule 5550(a)(2). In accordance with applicable accounting guidance, all share amounts, per share data, share prices and conversion rates set forth in the Company's condensed consolidated financial statements for the quarters ending March 31, 2020 and March 31, 2019, including those presented in this earnings release, have been retroactively adjusted to reflect the reverse stock split.
In May 2020, Yield10 was informed by its warrant agent that the exercise price of each warrant issued in the November 2019 public securities offering had been proportionately adjusted in accordance with the Company's reverse stock split, but that the number of shares issuable upon the exercise of each warrant had not been proportionately adjusted following the stock split within the records of DTCC (The Depository Trust and Clearing Corporation). It appears probable that certain investors who exercised warrants during the month of February 2020 were issued up to 88,762 excess shares of the Company’s common stock, and the Company received up to approximately $710,000 in excess warrant exercise proceeds from these investors. The Company is working with DTCC and its warrant agent to return any excess proceeds that were collected, and to reclaim any excess number of shares of common stock that were issued in connection with these warrant exercises.

Conference Call Information
Yield10 Bioscience management will host a conference call today at 6:00 p.m. (ET) to discuss the first quarter 2020 results. The Company also will provide an update on the business and answer questions from the investor community. A live webcast of the call with slides can be accessed through the Company's website at www.yield10bio.com in the investor relations events section. To participate in the call, dial toll-free 877-709-8150 or 201-689-8354 (international).
To listen to a telephonic replay of the conference call, dial toll-free 877-660-6853 or 201-612-7415 (international) and enter pass code 13701523. The replay will be available until May 26, 2020. In addition, the webcast will be archived on the Company's website in the investor relations events section.
About Yield10 Bioscience
Yield10 Bioscience, Inc. is an agricultural bioscience company developing crop innovations to improve crop yields and enhance sustainable global food security. The Company utilizes its proprietary “GRAIN“ (Gene Ranking Artificial Intelligence Network) gene discovery platform to identify gene targets to improve yield performance and value in major commercial food and feed crops. Yield10 uses its Camelina oilseed platform to rapidly evaluate and field test new trait leads enabling the translation of promising new traits into the major commercial crops. As a path toward commercialization, Yield10 is pursuing a partnering approach with agricultural companies to drive new traits into development in crops such as canola, soybean and corn. The Company is also developing Camelina as a platform crop for producing nutritional oils and specialty products such as PHA biomaterials for use in water treatment and bioplastic applications. Yield10 is headquartered in Woburn, MA and has an Oilseeds Center of Excellence in Saskatoon, Canada.

For more information about the company, please visit www.yield10bio.com, or follow the Company on Twitter, Facebook and LinkedIn. (YTEN-E)

Safe Harbor for Forward-Looking Statements
This press release contains forward-looking statements which are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The forward-looking statements in this release do not constitute guarantees of future performance. Investors are cautioned that statements in this press release which are not strictly historical statements, including, without limitation, expectations regarding Yield10’s cash position, cash forecasts and runway, ability to obtain sufficient financing to continue operating, expectations related to research and development activities, collaborations, intellectual property, the expected regulatory path for traits, reproducibility of data from field tests, the timing of completion of additional greenhouse and field test studies, the signing of research licenses and collaborations, the potential impact on operations of the COVID-19 pandemic, and value creation as well as the overall progress of Yield10 Bioscience, Inc., constitute forward-looking statements. Such forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated, including the risks and uncertainties detailed in Yield10 Bioscience’s filings with the Securities and Exchange Commission.

Yield10 Bioscience assumes no obligation to update any forward-looking information contained in this press release or with respect to the announcements described herein.
Contacts:
Yield10 Bioscience:
Lynne H. Brum, (617) 682-4693, LBrum@yield10bio.com
Investor Relations:
Bret Shapiro, (561) 479-8566, brets@coreir.com
Managing Director, CORE IR
Media Inquiries:
Eric Fischgrund, eric@fischtankpr.com
FischTank Marketing and PR

(FINANCIAL TABLES FOLLOW)

YIELD10 BIOSCIENCE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
UNAUDITED
(In thousands, except share and per share amounts)

	Three Months Ended March 31,
	2020	2019
Revenue:
Grant revenue	$179	$124
Total revenue	179	124

Expenses:
Research and development	1,460	1,223
General and administrative	1,387	1,186
Total expenses	2,847	2,409
Loss from operations	(2,668)	(2,285)

Other income (expense):
Change in fair value of warrants	(957)	—
Interest income	37	27
Other income (expense), net	(4)	(2)
Total other income (expense)	(924)	25
Net loss from operations before income tax expense	(3,592)	(2,260)
Income tax expense	(8)	—
Net loss	$(3,600)	$(2,260)

Basic and diluted net loss per share	$(2.12)	$(8.61)

Number of shares used in per share calculations:
Basic and diluted	1,697,125	262,567

YIELD10 BIOSCIENCE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
UNAUDITED
(In thousands, except share and per share amounts)

	March 31, 2020	December 31, 2019
Assets
Current Assets:
Cash and cash equivalents	$4,295	$5,417
Short-term investments	5,475	5,700
Accounts receivable	54	72
Unbilled receivables	125	20
Prepaid expenses and other current assets	560	475
Total current assets	10,509	11,684
Restricted cash	254	332
Property and equipment, net	1,021	1,243
Right-of-use assets	2,990	3,141
Other assets	272	318
Total assets	$15,046	$16,718

Liabilities, Convertible Preferred Stock and Stockholders’ (Deficit) Equity
Current Liabilities:
Accounts payable	$135	$279
Accrued expenses	1,579	1,326
Lease liabilities	473	602
Total current liabilities	2,187	2,207
Lease liabilities, net of current portion	3,512	3,619
Warrant liability	—	14,977
Other long-term liabilities	18	—
Total liabilities	5,717	20,803
Commitments and contingencies
Series B Convertible Preferred Stock ($0.01 par value per share); 0 and 5,750 shares issued and outstanding at March 31, 2020 and December 31, 2019, respectively	—	—
Stockholders’ Equity (Deficit):
Series A Convertible Preferred Stock ($0.01 par value per share); 296 shares and 796 shares issued and outstanding at March 31, 2020 and December 31, 2019, respectively	—	—
Common stock ($0.01 par value per share); 60,000,000 shares authorized at March 31, 2020 and December 31, 2019; 1,923,184 and 933,423 shares issued and outstanding at March 31, 2020 and December 31, 2019, respectively	19	9
Additional paid-in capital	377,963	360,926
Accumulated other comprehensive loss	(159)	(126)
Accumulated deficit	(368,494)	(364,894)
Total stockholders’ equity (deficit)	9,329	(4,085)
Total liabilities, convertible preferred stock and stockholders’ equity (deficit)	$15,046	$16,718

YIELD10 BIOSCIENCE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
UNAUDITED
(In thousands)

	Three Months Ended March 31,
	2020	2019
Cash flows from operating activities
Net loss	$(3,600)	$(2,260)
Adjustments to reconcile net loss to cash used in operating activities:
Depreciation	48	50
Change in fair value of warrants	957	—
Loss on disposal of fixed assets	206	—
Charge for 401(k) company common stock match	42	24
Stock-based compensation	137	162
Non-cash lease expense	151	147
Deferred tax provision	30	—
Changes in operating assets and liabilities:
Accounts receivables	18	49
Unbilled receivables	(105)	(13)
Prepaid expenses and other assets	(69)	(60)
Accounts payable	(144)	(105)
Accrued expenses	259	(92)
Lease liabilities	(236)	(198)
Other liabilities	18	—
Net cash used for operating activities	(2,288)	(2,296)

Cash flows from investing activities
Purchase of property and equipment	(42)	—
Proceeds from sale of property and equipment	10	—
Purchase of short-term investments	(503)	—
Proceeds from the sale and maturity of short-term investments	750	2,746
Net cash provided by investing activities	215	2,746

Cash flows from financing activities
Proceeds from warrants exercised	928	—
Proceeds from registered direct offering, net of issuance costs	—	2,597
Net cash provided by financing activities	928	2,597

Effect of exchange rate changes on cash, cash equivalents and restricted cash	(55)	(5)

Net (decrease) increase in cash, cash equivalents and restricted cash	(1,200)	3,042
Cash, cash equivalents and restricted cash at beginning of period	5,749	3,355
Cash, cash equivalents and restricted cash at end of period	$4,549	$6,397

Supplemental disclosure of non-cash information:
Purchase of property and equipment included in accounts payable and accrued expenses	$—	$12
Offering costs remaining in accrued expenses	$—	$14